Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) to be effective October 1, 2013 (the “Effective Date”) is between On Time Express, Inc., an Arizona corporation with a place of business at 733 W. 22nd Street, Tempe, AZ 85282 (the “Company”), and Bart Wilson, an individual residing at 1124 North Peppertree Drive, Gilbert, Arizona 85234 (the “Executive”).

RECITALS

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, upon the terms and conditions set forth in this Agreement; and

WHEREAS, the Company and Executive have agreed to enter into this Agreement in consideration for, and in connection with, that certain Stock Purchase Agreement dated October 1, 2013 (the “Stock Purchase Agreement”) by and between, among others, the Executive, the Company, and Radiant Logistics, Inc. (the “Parent”).

NOW, THEREFORE, in consideration of the foregoing, the mutual and dependent promises hereinafter set forth, and other good and valuable consideration the receipt and legal sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE 1

EMPLOYMENT AND TERM

1.1 Employment/Title. The Company hereby agrees to employ the Executive and the Executive hereby accepts employment as Chief Operating Officer and Senior Vice President of the Company under the terms and conditions set forth in this Agreement with principal responsibility to oversee, manage and supervise the sales and operations of the Company’s Tempe, Arizona, Dallas, Texas and Atlanta, Georgia offices, and such other areas of principal responsibility as may be assigned to Executive from time to time. The Company shall not: (a) appoint another executive to oversee Executive or to manage or supervise the sales and operations of the Company’s Tempe, Arizona, Dallas, Texas and Atlanta, Georgia offices, except in the event Executive is terminated under this Agreement; and/or (b) for the duration of the Earn-Out Periods (as defined below), terminate the Company’s employment relationship with Eric Kunz for anything other than “Cause” (as defined in the Company’s employment agreement with Mr. Kunz dated October 1, 2013 (the “Kunz Employment Agreement”)), unless approved in advance by Executive in writing. Executive shall report to the President and Chief Executive Officer of the Company and the Board of Directors of the Parent for the performance of his duties, and shall have responsibility for such duties as are customarily associated with his position and such other senior level duties and responsibilities consistent therewith or as may be assigned to the Executive by the Chief Executive Officer of the Company or the Board of Directors of the Parent or such other person as the Board of Directors of the Parent shall designate. Executive shall not, for the duration the Earn-Out Periods (as defined below), terminate the Kunz Employment Agreement for anything other than “Cause” (as defined in the Company’s employment agreement with Mr. Kunz), unless approved in advance by Company in writing. Executive shall report to the Company’s Tempe, Arizona office.

1.2 Employment/Duties. During the Term (as defined in Section 1.4 hereof), Executive shall devote substantially all of his working time, attention and skill to the business affairs of the Company, except to the extent of Executive’s responsibilities as the Chairman of the Arizona Trucking Association and such other industry organizations, trade shows and memberships as Executive may become involved from time to time. Executive shall diligently and faithfully devote his entire time, energy, skill, and best efforts to the performance of his duties under this Agreement. Executive shall conduct himself at all times so as to advance the best interests of the Company, and shall not undertake or engage in any other business activity or continue or assume any other business affiliations which conflict or interfere with the performance of his services hereunder without the prior written consent of the Chief Executive Officer or Board of Directors of the Parent. Executive further agrees that he shall not usurp or misappropriate, either to himself, or to any other person or entity, any corporate or other opportunities that would otherwise be available to the Company. Executive also agrees that he will not intentionally do anything that will cause the Company to be in breach of (a) that certain Lease Agreement by and between Dallas Logistics, LLC, building owner and Landlord, and On Time Express, Inc., as Tenant, dated October 1, 2013, or (b) that certain Lease Agreement by and between Tempe Logistics, LLC, building owner and Landlord, and On Time Express, Inc., as Tenant, dated October 1, 2013.

1.3 Effective Date. Executive will commence work immediately on the Effective Date.

1.4 Term. This Agreement shall remain in force and effect for a term commencing on the Effective Date hereof and expiring on the fourth annual anniversary of the Effective Date (the “Initial Term”), or until the employment relationship is terminated pursuant to Section 5 hereof. This Agreement may be extended at the election and agreement of the Company and Executive (a “Renewal Term”). The Initial Term and any Renewal Term are collectively referred to as the “Term.”

ARTICLE 2

COMPENSATION

2.1 Base Salary and Sales Commission. For each twelve (12) month period during the Term of this Agreement, the Executive shall be paid an annual base salary of Two Hundred Fifty Thousand and no/100Dollars ($250,000.00) (“Base Salary”). The Executive’s annual base salary shall be payable in equal installments in accordance with the Company’s general salary payment policies but no less frequently than monthly.

2.2 Benefits. The Executive will, during the Term, be permitted to participate in such pension, profit sharing, bonus (subject to the provisions of Section 2.2), life insurance, hospitalization, major medical, and other employee benefit plans of the Company that may be in effect from time to time, to the extent Executive is eligible under the terms of those plans. The Company may alter, modify, add to or delete its executive benefit plans as they apply to the Company’s senior executive officers at such times and in such manner as the Company determines appropriate, without recourse by Executive so long as such changes are applied in a substantially uniform manner to the Company’s executive officers.

2.3 Vacation. Executive shall be entitled to receive annual vacation in accordance with the Company’s policies applicable to its senior executive officers, which in any event shall not be less than four (4) weeks or such greater number of weeks as may be provided to the Company’s senior executives with comparable length of service; provided, that participation as the Chairman of the Arizona Trucking Association or such other industry organizations, trade shows and memberships shall not be counted toward Executive’s vacation time. The Executive shall also be entitled to the paid holidays and other paid leave set forth in the Company’s policies. Vacation days during any calendar year that are not used by the Executive during such calendar year may, at the election of the Chief Executive Officer of the Parent, either be carried over and used in the subsequent calendar year (however, not to exceed two (2) weeks).

2.4 Business Expenses. Subject to and in accordance with the Company’s policies and procedures, and, upon presentation of itemized accounts, the Executive shall be reimbursed by the Company for reasonable and necessary business-related expenses, which expenses are incurred by the Executive on behalf of the Company.

ARTICLE 3

PROPRIETARY INFORMATION

3.1 Confidential and Proprietary Information. Executive acknowledges that he is in a relationship of confidence and trust with the Company and will come into possession of proprietary information that has been created, discovered, developed, acquired or otherwise become known to the Company, Parent or their respective affiliates (including, without limitation, information that is created, discovered, developed, acquired or made known by Executive in the course of his employment and information belonging to third parties) which could constitute a major asset of the Company, Parent or their respective affiliates and be of significant commercial value, the use, misappropriation or disclosure of such would cause a breach of trust and could cause irreparable injury to the Company Parent or their respective affiliates (all of the aforementioned information is hereinafter collectively referred to as “Proprietary Information”). By way of illustration, Proprietary Information includes, but is not limited to, trade secrets, processes, formulas, data and know-how, marketing plans, strategies, forecasts, customer lists, business plans, financial information, and information collected from the customers of the Company, Parent or their respective affiliates. Executive acknowledges that Proprietary Information is in part set forth in the manuals, memoranda, specifications, accounting and sales records, and other documents and records of the Company, Parent or their respective affiliates whether or not otherwise identified as “Proprietary.” Proprietary Information shall exclude information that has become part of the public domain, except (i) when and to the extent that such public information, when applied to or combined with other information, is non-public and proprietary to the Company, Parent or their respective affiliates, or (ii) where such information became public through unauthorized disclosure by Executive or another party under an obligation of confidentiality to the Company, Parent or their respective affiliates. Proprietary Information shall also exclude information that becomes available to Executive on a non-confidential basis from a non-Company third party which has not been disclosed in breach of any confidentiality agreement with the Company.

3.2 Non-Disclosure. Executive acknowledges that all Proprietary Information shall be the sole property of the Company, Parent, their respective affiliates and their successors and assigns. Executive further acknowledges that it is essential for the proper protection of the business of the Company and Parent that such Proprietary Information be kept confidential and not disclosed to third parties or used for the benefit of Executive. Accordingly, Executive agrees that during the Term and for so long as the information remains Proprietary Information, to keep in confidence and trust all Proprietary Information, and not to use, disclose, disseminate, publish, copy, or otherwise make available, directly or indirectly, except in the ordinary course of the performance of Executive’s duties under this Agreement, any Proprietary Information except as expressly authorized in writing by the Company or Parent; provided, however, that Executive shall be relieved of his obligation of nondisclosure hereunder if Proprietary Information is required to be disclosed by any applicable judgment, order or decree of any court or governmental body or agency having jurisdiction or by any law, rule or regulation, provided that in connection with any such disclosure, Executive shall give the Company and Parent reasonable prior written notice of the disclosure of such information pursuant to this exception and shall cooperate with the Company and Parent to permit the Company or Parent to seek confidential treatment for such information from any authority requiring delivery of such information; provided, further, however, that if Company or Parent has not obtained such confidential treatment by the date Executive is required by such authority to disclose the Proprietary Information, Executive shall be free to provide such disclosure and there shall be no violation of or damages determined under this Agreement or otherwise for Executive’s disclosure action and compliance with or pursuant to such authority.

3.3 Return of Proprietary Information. Executive agrees that when he ceases to be employed by the Company, whether such cessation of employment shall be for any reason or for no reason, with or without cause, voluntary or involuntary, or by termination, resignation, disability, retirement or otherwise, Executive shall deliver to the Company all documents and data of any nature owned by the Company pertaining to the Proprietary Information.

3.4 Works made for Hire. Executive further recognizes and understands that Executive’s duties at the Company may include the preparation of materials, including without limitation written or graphic materials, and that any such materials conceived or written by Executive shall be done as “work made for hire” as defined and used in the Copyright Act of 1976, 17 U.S.C. §§ 1 et seq. In the event of publication of such materials, Executive understands that since the work is a “work made for hire”, the Company will solely retain and own all rights in said materials, including right of copyright.

3.5 Disclosure of Works and Inventions. In consideration of the promises set forth herein, Executive agrees to disclose promptly to the Chief Executive Officer of the Parent, any and all works, inventions, discoveries and improvements authored, conceived or made by Executive during the period of employment and related to the business or activities of the Company, and Executive hereby assigns and agrees to assign all of Executive’s interest in the foregoing to the Company or to its Chief Executive Officer. Executive agrees that, whenever he is requested to do so by the Company, Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain Letters Patent or Copyrights of the United States or any foreign country or to otherwise protect the Company’s interest therein. Executive hereby appoints an authorized officer of the Company as Executive’s attorney in fact to execute documents on his behalf for this purpose. Such obligations shall continue beyond the termination or nonrenewal of Executive’s employment with respect to any works, inventions, discoveries and/or improvements that are authored, conceived of, or made by Executive during the period of Executive’s employment, and shall be binding upon Executive’s successors, assigns, executors, heirs, administrators or other legal representatives. Executive represents that there are no Innovations as of the date hereof which belong to Executive and which are not assigned to the Company hereunder.

ARTICLE 4

NON-COMPETITION / NON-SOLICITATION

4.1 Noncompetition and Nonsolictation Covenants. Executive covenants and agrees with the Company as follows:

(a) Noncompetition. Executive covenants and agrees with Company that during the period commencing on the Closing Date and terminating on the later of: (i) the fifth (5th) year anniversary of this Agreement; and (ii) three (3) years after the latest date the Executive was employed by the Company or the Parent or any Affiliate of the Company or the Parent (the “Non-compete Term”), he will not, without the prior written consent of the Parent, which may be withheld or given in its sole discretion, directly or indirectly, or individually or collectively within the United States of America, engage in any activity or act in any manner, including but not limited to, as an individual, owner, sole proprietor, founder, associate, promoter, partner, joint venturer, shareholder (other than as the record or beneficial owner of less than five percent (5%) of the outstanding shares of a publicly traded corporation), officer, director, trustee, manager, employer, employee, licensor, licensee, principal, agent, salesman, broker, representative, consultant, advisor, investor or otherwise for the purpose of establishing, operating, assisting or managing any business or entity that is engaged in activities that are competitive with the “business of the Company” and located within two hundred and fifty (250) miles of any operating location of the Company, the Parent or any Affiliate of the Company or the Parent. For the purposes hereof, the “business of the Company” shall be determined to be the business the Company, the Parent or any Affiliates of the Company or the Parent, is engaged in on the earlier of (i) the end of the Non-compete Term; or (ii) the date that the Executive is no longer employed by the Company or the Parent or any Affiliate of the Company or the Parent.

(b) Nonsolicitation. Executive covenants and agrees with Company that during the period commencing on the Closing Date and terminating on the later of: (i) the fifth (5th) year anniversary of this Agreement; and (ii) five (5) years after the latest date such Executive was employed by the Company or the Parent or any Affiliate of the Company or the Parent, he and she will not, without the prior written consent of Parent, which may be withheld or given in its sole discretion, act in any manner, including but not limited to, as an individual, owner, sole proprietor, founder, associate, promoter, partner, joint venturer, shareholders (other than as the record or beneficial owners of less than five percent (5%) of the outstanding shares of a publicly traded corporation), officer, director, trustee, manager, employer, employee, licensor, licensee, principal, agent, salesman, broker, representative, consultant, advisor, investor or otherwise, directly or indirectly, to: (i) solicit, counsel or attempt to induce any person who is then in the employ of the Company or the Parent or any Affiliate of the Company or the Parent, or who is then providing services as a consultant or agent of the Company or the Parent or any Affiliate of the Company or the Parent, to leave the employ of or cease providing services, as applicable, to the Company or the Parent or any Affiliate of the Company or the Parent, or employ or attempt to employ any such person or persons who at any time during the preceding three (3) years was in the employ of, or provided services to, the Company or the Parent or any Affiliate of the Company or the Parent; or (ii) solicit, bid for or perform for any of the then current customers of the Company or the Parent or any Affiliate of the Company or the Parent (defined as a customer who has done business with the Company or the Parent or any Affiliate of the Company or the Parent at any time within three (3) years prior to the day before your last day of employment with the Company (the “Look Back Period”) any services of the type the Company or the Parent or any Affiliate of the Company or the Parent performed for such customer at any time during the Look Back Period.

(c) Injunctive Relief. The Parties agree that the remedy of damages at law for the breach by any of them of any of the covenants, obligations or other provisions contained in Articles 3 and 4 of this Agreement, inclusively, is an inadequate remedy. In recognition of the irreparable harm that a violation of such covenants would cause the Party or Parties whom such covenants, obligations or other provisions benefit, the Parties agree that in addition to any other remedies or relief that may be available to them, such injured Party shall be entitled to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction against and restraining an actual or threatened breach, violation or violations, without the requirement of a bond therefor. The Parties agree that both damages and specific performance shall be proper modes of relief and are not to be considered alternative remedies.

(d) Blue Pencil Rule. The Executive and the Company desire that the provisions of Articles 3 and 4 be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. The parties agree that Executive is a key executive of the Company. If a court of competent jurisdiction, however, determines that any restrictions imposed on the Executive in Articles 3 or 4 are unreasonable or unenforceable because of duration, geographic area or otherwise, the Executive and Company agree and intend that the court shall enforce Articles 3 and 4, as the case may be, to the maximum extent the court deems reasonable and that the court shall have the right to strike or change any provisions of Articles 3 and 4 and substitute therefor different provisions to effect the intent of Articles 3 and 4 to the maximum extent possible.

(e) Tolling Period. The non-competition, non-disclosure and non-solicitation obligations contained in Articles 3 and 4 shall be extended by the length of time during which Executive shall have been in breach of any of the provisions of such Article 4, regardless of whether the Company knew or should have known of such breach.

(f) Company Violation Not a Defense. In an action by the Company or Parent to enforce any provision of this Agreement, any claims asserted by Executive against the Company or Parent in connection with the Stock Purchase Agreement shall not constitute a defense to the Company’s or Parent’s action.

ARTICLE 5

TERMINATION OF EMPLOYMENT AND SEVERANCE BENEFITS

5.1 Events of Termination by the Company.

(a) Death or Disability. In the event Executive dies or becomes permanently disabled during the term of this Agreement, his employment hereunder shall automatically terminate. In such case, the Company shall pay to Executive or his estate, personal representative or beneficiary, as the case may be: (i) any Base Salary earned but unpaid at the date of termination; (ii) any unpaid accrued benefits of the Executive through the date of termination; and (iii) any unreimbursed expenses for which Executive shall not have been reimbursed as provided in Article 2. For the purpose of this Agreement, “permanent disability” or “permanently disabled” shall mean the inability of the Executive, due to physical or mental illness or disease, to perform the functions then performed by such Executive for one hundred eighty (180) substantially consecutive days, accompanied by the likelihood, in the opinion of a physician chosen by the Company and reasonably acceptable to the Executive, that the disabled Executive will be unable to perform such functions within the reasonably foreseeable future; provided, however, that the foregoing definition shall not include a disability for which the Company is required to provide reasonable accommodation pursuant to the Americans with Disabilities Act or other similar statute or regulation.

(b) By the Company for Cause. This Agreement may be terminated by the Company for “Cause” at any time.

(i) For the purposes hereunder, the term “Cause” shall mean any of the following: (a) Executive’s: (1) intentional falsification of the books and records of the Company , (2) theft of funds or property of the Company, (3) attempt to obtain any personal profit from any transaction in which the Executive has an interest that is adverse to the Company without the company’s prior written consent, or (4) breach of the duty of loyalty and fidelity to the Company; (b) any act or omission that causes the Company to be in violation of: (x) any federal, state or local law applicable to the Company, (y) any governmental regulations, applicable to the Company, or (z) any agreements or legal obligations of the Company; which in either event or events, subjects the Company either to sanctions by a federal, state or local governmental authority or to civil liability to its employees or to third parties; (c) breach of any material provision of this Agreement by the Executive that, if subject to cure, is not cured within fifteen (15) days after receiving written notice thereof; (d) the habitual neglect or refusal to perform the duties assigned to the Executive pursuant to this Agreement that, if subject to cure, is not cured within fifteen (15) days after receiving written notice thereof; (f) conviction of, or plea of nolo contendere to, a felony; or (g) gross or willful misconduct of Executive with respect to the Company that, if subject to cure, is not cured within fifteen (15) days after receiving written notice thereof; or (h) in the event the “Company Business” fails to generate “Adjusted EBITDA”

at least equal to 50% of the “Base Targeted Amount” for any Earn-Out Period commencing with the 2014 Earn-Out Period (as such terms are defined in the Stock Purchase Agreement) as determined on the applicable Earn-Out Payment Date. Upon Termination of Employment hereunder for Cause as specified in subsection (i)(a) – (i)(g) above, the Company shall have no further obligation or liability to Executive under this Agreement other than the payment of (i) Base Salary earned but unpaid at the date of Termination of Employment, (ii) any unpaid accrued benefits of the Executive, and (iii) reimbursement for any expenses for which the Executive shall not have been reimbursed as provided in Article 2. The Company shall pay such amounts to Executive not later than 30 days after the date of Termination of Employment. In the event of termination under this Section, any and all obligations of the Company or its parent company or affiliates arising out of the Stock Purchase Agreement, including, without limitation, the obligations to make the Tier-1 Earn-Out Payments and Tier-2 Earn-Out Payment, shall remain in full force and effect.

(ii) For the purposes of this Agreement, the terms “Company Business,” “Adjusted EBITDA,” “Earn-Out Period,” “Earn-Out Periods,” “Earn-Out Payment Date” and “Base Targeted Amount” shall have the meaning ascribed thereto in the Stock Purchase Agreement.

(c) By Executive For Good Reason. Executive may terminate his employment by the Company for “Good Reason” at any time upon at least thirty (30) days’ written notice to the Company with a right to cure, setting forth in reasonable detail the nature of such good reason.

(i) For the purposes hereunder, the term “Good Reason” shall mean, the occurrence of any act or omission by the Company that is not consented to in writing by the Executive, which constitutes a material breach of any material term or provision of this Agreement, which breach continues for more than thirty (30) days after written notice of such material breach to Company.

(ii) In the event of the termination of the Executive’s employment with the Company by Executive for “Good Reason” as defined above, Executive shall be entitled to receive from the Company continuation of payment of all Base Salary and continuation of all benefits which Executive would have been entitled to receive had his employment not terminated, at the same times as such payments would otherwise have been made pursuant to Article 2 through the remainder of the Term if, and only if, the Executive signs a valid general release of all claims against the Company, the Parent, and their respective affiliates, subsidiaries, officers, directors, and agents, in a form provided by the Company or the Parent. In the event of termination under this Section, any and all obligations of the Company or its parent company or affiliates arising out of the Stock Purchase Agreement, including, without limitation, the obligations to make the Tier-1 Earn-Out Payments and Tier-2 Earn-Out Payment as provided in the Stock Purchase Agreement, shall remain in full force and effect.

5.2 Voluntary Termination by Executive. If Executive voluntarily resigns or terminates his employment for other than Good Reason, the Company shall have no further obligation or liability to Executive other than the payment of: (i) Base Salary earned but unpaid at the date of termination; (ii) any unpaid accrued benefits of the Executive; (iii) reimbursement for any expenses for which the Executive shall not have been reimbursed as provided in Article 2; and (iv) any unpaid bonus, including, without limitation, any bonus provided under Section 2.2 hereof, earned by the Executive prior to the date of such termination; provided, however, that any and all obligations arising out of the Stock Purchase Agreement, including, without limitation, the obligations to make the Tier-1 Earn-Out Payments and Tier-2 Earn-Out Payment as provided in the Stock Purchase Agreement, shall remain in full force and effect.

5.3 Survival. Notwithstanding termination of this Agreement as provided in this Article 5, the rights and obligations of Executive and the Company under Section 1.1(b), Articles 3 through Article 5 and Sections 7.5, 7.9 and 7.10 shall survive termination.

ARTICLE 6

REPRESENTATIONS OF EXECUTIVE

6.1 Representations of Executive. As a material inducement to Company to execute this Agreement and the Stock Purchase Agreement, and consummate the transactions contemplated thereby, the Executive hereby makes the following representations to Company, each of which are true and correct in all material respects as of the date hereof.

(a) No Prior Agreements. Executive represents and warrants that Executive is not a party to or otherwise subject to or bound by the terms of any contract, agreement or understanding which in any manner would limit or otherwise affect Executive’s ability to perform his obligations hereunder, including without limitation any contract, agreement or understanding containing terms and provisions similar in any manner to those contained in Article 4 of this Agreement. Executive further represents and warrants that his employment with the Company will not under any circumstances require him to disclose or use any confidential information belonging to prior employers or other persons or entities, or to engage in any conduct which may potentially interfere with the contractual, statutory, or common law rights of such other employers, persons or entities. In the event that Executive knows or becomes aware of any facts which suggest that such interference might arguably occur as a result of any proposed actions by either Executive or the Company, Executive expressly promises that he will immediately bring such facts to the attention of the Company and the Parent.

(b) Review by Counsel. Executive represents and warrants that Executive has been given a full and fair opportunity to review this Agreement with an attorney of Executive’s choice, and that Executive has satisfied himself, with or without consulting with counsel, that the terms and provisions of this Agreement, specifically including, but not limited to, the restrictive covenant and related provisions of Article 4 hereof, are reasonable and enforceable.

(c) No Conflicts. Executive represents and warrants that, as of the date hereof, he is not involved in any venture or activity that could compete with Company or which could potentially interfere with his ability to perform under this Agreement. During the Term, he will disclose to the Company, in writing, any and all interests he may have, whether for profit or compensation or not, in any venture or activity which could potentially interfere with his ability to perform under this Agreement or create a conflict of interest for him with the Company. For purposes of this Section 6.1 only, “conflict of interest” shall mean ownership of greater than one percent (1%) of a private or publicly traded corporation which conducts business similar to that undertaken by the Company.

(d) Executive’s Ability. Executive represents and warrants that Executive’s experience and capabilities, and the limited provisions of Article 4, are such that he will not be prevented by Article 4 from earning his livelihood during the Non-Compete Term. Executive acknowledges that there are a significant number of businesses for which his qualifications and experience would render him qualified for employment during the Non-Compete Term that do not constitute a competing businesses such that his ability to become employed after the termination or nonrenewal of this Agreement and during the Non-Compete Term would not be impaired.

ARTICLE 7

GENERAL PROVISIONS

7.1 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the matters contained herein and supersedes all prior and contemporaneously made written or oral agreements between the parties relating to the subject matter hereof. There are no oral understandings, terms, or conditions, and no party has relied upon any representation, express or implied, not contained in this Agreement.

7.2 Amendments. This Agreement may not be amended in any respect whatsoever, nor may any provision hereof be waived by any party, except by a further agreement, in writing, fully executed by each of the parties.

7.3 Successors. This Agreement shall be binding upon and inure to the benefit of the parties and to their respective heirs, personal representatives, successors and assigns, executors and/or administrators, provided that (a) Executive may not assign his rights hereunder (except by will or the laws of descent) without the prior written consent of the Company and (b) Company may not assign its rights hereunder without the prior written consent of Executive which will not be unreasonably withheld.

7.4 Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.

7.5 Notice. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to the Company:	On Time Express, Inc. c/o Radiant Logistics, Inc. 405 114th Avenue SE, Third Floor Bellevue, WA 98004

With a copy to:	Radiant Logistics, Inc. c/o General Counsel 405 114th Avenue SE, Third Floor Bellevue, WA 98004

if to the Executive:	Bart Wilson 1124 North Peppertree Drive Gilbert, Arizona 85234 Bartwilson53@gmail.com

with a copy to:	Milligan Lawless, P.C. 4647 North 32nd Street Phoenix, Arizona 85018 Attention: Steven T. Lawrence, Esq. steve@milliganlawless.com

with a copy to:	Jordan Geotas Jordan@geotas.net

All notices under this agreement shall include transmission via electronic mail, which shall not alone constitute notice hereunder unless a party confirms receipt of such electronic notice via email or other written form.

7.6 Counterparts. This Agreement may be executed in one or more copies, each of which shall be deemed an original. This Agreement may be executed by facsimile signature and each party may fully rely upon facsimile execution; this agreement shall be fully enforceable against a party which has executed the agreement by facsimile.

7.7 Partial Invalidity. The invalidity of one or more of the phrases, sentences, clauses, sections or Articles contained in this Agreement shall not affect the validity of the remaining portions so long as the material purposes of this Agreement can be determined and effectuated.

7.8 Applicable Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Washington without regard to principles of comity or conflicts of laws, provisions of any jurisdiction.

7.9 Resolution of Disputes.

(a) Subject to the provisions of Section 7.9(b), any dispute, difference or controversy arising under this Agreement regarding the payment of money shall be settled by arbitration. Any arbitration pursuant to this Section 7.9 shall be held before a single arbitrator. Except as otherwise set forth herein, each party shall bear its own expenses for counsel and other out-of-pocket costs in connection with any resolution of a dispute, difference or controversy. Any arbitration shall take place in Seattle, Washington or at such other location as the parties may agree upon, according to the American Arbitration Association’s Employment Arbitration Rules now in force and hereafter adopted or by the parties’ further agreement or as set forth herein. The parties agree that, in any arbitration the parties shall, to the maximum extent possible, have such rights as to the scope and manner of discovery as are permitted in the Federal Rules of Civil Procedure and consent to the entry of any order of any court of competent jurisdiction necessary to enforce such discovery. In submitting the dispute to the arbitrators, each of the parties shall concurrently furnish, at its own expense, to the arbitrator and the other parties such documents and information as the arbitrator may request. Each party may also furnish to the arbitrator such other information and documents as it deems relevant, with the appropriate copies and notification being concurrently given to the other party. Neither party shall have or conduct any communication, either written or oral, with the arbitrator without the other party either being present or receiving a concurrent copy of such written communication. The arbitrator may conduct a conference concerning the objections and disagreements between the parties, at which conference each party shall have the right to (i) present its documents, materials and other evidence (as previously provided to the arbitrator and the other parties), and (ii) to have present its or their advisors, accountants and/or counsel. The arbitrator shall make his award in accordance with and based upon all the provisions of this Agreement, and judgment upon any award rendered by the arbitrator shall be entered in any court having jurisdiction thereof. The fees and disbursements of the arbitrator shall be borne equally by the parties, with each party bearing its own expenses for counsel and other out-of-pocket costs. The arbitrator is specifically authorized to award costs and attorney’s fees to the party substantially prevailing in the arbitration and shall do so in any case in which he believes the arbitration was not commenced in good faith.

(b) The parties acknowledge that in the case of disputes regarding matters other than the payment of money, damages may be insufficient to remedy a breach of this Agreement and that irreparable harm may result from a breach of this Agreement. Accordingly, the parties consent to the award of preliminary and permanent injunctive relief and specific performance to remedy any material breach of this Agreement, regarding disputes other than the payment of money, without limiting any other rights or remedies to which the parties may be entitled under law or equity. Either party may pursue injunctive relief or specific performance in any court of competent jurisdiction.

7.10 No Waiver. No failure on the part of any Party to exercise, and no delay by any Party in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by any Party of any right, power or remedy hereunder, preclude any other or further exercise thereof, or the exercise of any other right, power or remedy by such Party.

7.11 Genders. Any reference to the masculine gender shall be deemed to include feminine and neuter genders, and vice versa, and any reference to the singular shall include the plural, and vice versa, unless the context otherwise requires.

7.12 No Conflicts. The parties represent and warrant that the terms of this Agreement do not violate any existing agreements with other parties.

7.13 Deductions from Salary and Benefits. The Company will withhold from any salary or benefits payable to the Executive all federal, state, local, and other taxes and other amounts as required by law, rule or regulation.

7.14 Condition Precedent. The effectiveness of this Agreement is expressly conditioned upon the closing of the purchase and sale of the stock of On Time Express, Inc. to Radiant Transportation Services, Inc. and Radiant Logistics, Inc. pursuant to that certain Stock Purchase Agreement dated October 1, 2013.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

IMPORTANT NOTICE: THIS AGREEMENT RESTRICTS EXECUTIVE’S RIGHTS TO OBTAIN OTHER EMPLOYMENT FOLLOWING HIS EMPLOYMENT WITH THE COMPANY. BY SIGNING IT, EXECUTIVE ACKNOWLEDGES THIS FACT, AND FURTHER ACKNOWLEDGES THAT HE HAS BEEN ADVISED BY THE COMPANY TO READ THE AGREEMENT CAREFULLY, AND/OR TO CONSULT WITH COUNSEL OF HIS CHOICE CONCERNING THE LEGAL EFFECTS OF SIGNING THE AGREEMENT, PRIOR TO SIGNING IT.

COMPANY:

ON TIME EXPRESS, INC.

By:	/s/ Bohn Crain
Bohn Crain
Its:	Chief Executive Officer

EXECUTIVE: BART WILSON

/s/ Bart Wilson

ACKNOWLEDGMENT OF KELLY WILSON

I, Kelly Wilson, wife of Bart Wilson, do hereby acknowledge that I have read completely and understand the obligations of Bart Wilson under this Employment Agreement and hereby agree to be legally bound by the provisions of Articles 3 and 4, and Section 7.8 and 7.9 hereof as if I were the signatory to those provisions. I represent and warrant that I have been given a full and fair opportunity to review this Agreement with an attorney of my choice, and that I have satisfied myself, with or without consulting with counsel, that the terms and provisions of this Agreement, specifically including, but not limited to, the restrictive covenants and related provisions of Articles 3 and 4, and Sections 7.8 and 7.9 hereof, are reasonable and enforceable.

Dated:	October 1, 2013	/s/ Kelly Wilson
Kelly Wilson

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